CODE OF ETHICS

February 28, 2019

T A B L E O F C O N T E N T S

Statement of General Policy		3
1.	Compliance with Laws and Regulations	3
2.	Duties to the Firm	3
3.	Restrictions on Personal Security Transactions	4
4.	Preclearance	4
5.	Excluded Transactions	4
6.	Reporting Procedures	5
7.	Temporary Access Person Certification	6
8.	Confidential Information	6
9.	Administration of Code	6
10.	Code Revisions	6
11.	Recordkeeping Requirements	7
12.	Condition of Employment or Service	7
Exhibit A: Access Persons		8
Exhibit B: Initial Reporting Form		9
Exhibit C: Annual Reporting Form		11
Exhibit D: Quarterly Transaction Report		12
Exhibit E: Initial and Annual Acknowledgement & Certification Form		13

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Statement of General Policy

Braddock Financial seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The highest duty of care and loyalty to all Clients must be observed by all of its personnel. The confidence and trust placed in the Firm by its Clients is something that is highly valued and must be protected. As a result, any activity which gives rise to or appears to give rise to any breach of fiduciary duty owed to the Firm Clients, or which creates any actual or potential conflict of interest between the Firm’s Client and the Firm or any of its employees, or even the appearance of any conflict of interest, must be avoided. At the same time, Braddock believes that individual investment activities by its officers and employees should not be unduly prohibited or discouraged.

Rule 204A-1 requires that Braddock adopt a code of ethics establishing standards of conduct for the Firm and its Supervised Persons. Accordingly, this Code has been adopted to ensure that those who are responsible for developing or implementing the Firm’s investment advice or who pass such advice on to the Firm’s Clients will not be able to act thereon to the disadvantage of the Firm Clients. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Firm and its Supervised Persons. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Firm’s Clients or otherwise take unfair advantage of the Firm Clients, and to understand the various laws applicable to such employee. Likewise, it is the responsibility of each Supervised Person to report any violations of this Code promptly to the CCO.

Within this Code, certain individual activities, such as the purchase of a Limited Offering, require the approval of the CCO. To the extent that the CCO desires to engage in such activities, the requisite approval shall be provided by the Firm’s CFO or CEO.

All capitalized terms used in this Code have the meanings ascribed to them in Braddock’s Compliance Manual, as it may be amended from time to time.

1.	Compliance with Laws and Regulations

Each Supervised Person must comply with all applicable Federal Securities Laws. Without limiting the generality of the foregoing, Supervised Persons shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client:

(a)	Defraud the Client in any manner;
(b)	Mislead the Client, including by making a statement that omits material facts;
(c)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Client;
(d)	Engage in any manipulative practice with respect to the Client; or
(e)	Engage in any manipulative practice with respect to securities, including price manipulation.

2.	Duties to the Firm

In addition to duties owed to Clients described in the Manual, Supervised Persons owe the following duties to the Firm:

Loyalty. In matters related to his/her employment, Supervised Persons shall act for the benefit of the Firm and not deprive it of the advantage of his/her skills and abilities, divulge confidential information, or otherwise cause harm to the Firm.

Additional Compensation Arrangements. Supervised Persons may not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, the Firm’s interests. See also the Firm’s Gifts and Entertainment Policy.

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Responsibilities of Supervisors. Supervised Persons must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and the Manual by anyone subject to his/her supervision or authority.

3.	Restrictions on Personal Security Transactions

(a)	Access Persons may not discuss with or otherwise inform others of any actual or contemplated security transaction by any Client except in the performance of employment duties or in an official capacity and then only for the benefit of the Client.
(b)	Access Persons may not use knowledge of portfolio transactions made or contemplated for any Client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any Client.
(c)	No Access Person may knowingly take advantage of an opportunity of any Client for personal benefit, or take action inconsistent with such person’s fiduciary obligations to the Firm’s Clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any person’s position of trust and responsibility.
(d)	Any transaction in a Reportable Security in anticipation of any Client’s transaction (“front- running”) is prohibited.
(e)	No Access Person may purchase or sell, directly or indirectly, any Reportable Security which such Person knows that the Firm either is purchasing or selling, or is considering for purchase or sale, for any Client until either the Client’s transactions have been completed or consideration of such transaction is abandoned.
(f)	When anything in §3 of this Code prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.
(g)	Any Access Person who trades in violation of this §3 must unwind the trade or disgorge the profits.
(h)	Access Persons may not purchase or sell, directly or indirectly, any security which has been identified by the Firm as a “no-trade or restricted trade order.” See the Firm’s Inside Information Policy.

4.	Preclearance

(a)	No Access Person may directly or indirectly acquire a Beneficial Ownership in securities through a Limited Offering or an IPO without obtaining the prior consent of the CCO. Consideration will be given to whether or not the opportunity should be reserved for the Firm’s Clients. In addition, no Access Person may directly or indirectly purchase or sell a Beneficial Ownership in shares in any RIC advised by Braddock without obtaining the prior consent of the CCO. The CCO will review these proposed transactions on a case-by-case basis.

Exceptions, waivers and modification to the restrictions in this Code may be granted by the CCO as appropriate and in a manner to protect Client interests. Any exception, waiver or modification must be in writing, maintained in the Firm’s compliance records and may be limited and subject to conditions.

5.	Excluded Transactions

The trading restrictions in §3 and the preclearance requirements of §4 do not apply to the following types of transactions:

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(a)	Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the CCO.
(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.
(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.
(d)	Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments or withdrawals for such plans schemes must be pre-cleared on a case-by- case basis and are subject to trading restrictions.

6.	Reporting Procedures

Access Persons must make the reports provided below. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates.

(a)	Initial and Annual Holdings Report. Each Access Person must provide an initial holdings report in the form attached to this Code as Exhibit B, and annual holdings report in the form attached to this Code as Exhibit C which includes the following information within 10 days of becoming an Access Person and thereafter within 30 days after the end of each calendar year:

•	The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person or the annual holdings report date.

(b)	Quarterly Transaction Reports. Not later than 30 days following the end of a calendar quarter, each Access Person must submit a report in the form attached to this Code as Exhibit D which includes the following information with respect to any transaction in the quarter in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

•	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), and principal amount of each Reportable Security involved;
•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
•	The price of the Reportable Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements sent to the Firm under §6(a) above, so long as the confirmations or account statements are received by the CCO no later than thirty (30) days after the end of the applicable quarter.

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(c)	Review of Reports. The CCO is responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The CCO will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the CCO or other officer of the Firm.

7.	Temporary Access Person Certification

The Firm does not typically give contractors, consultants or temporary employees access to information that would require such persons to be categorized as Access Persons. However, in the event that any contractor, consultant or temporary employee were given such access (each a “Temporary Access Person”), the Temporary Access Person would be required to certify in writing on the form attached as Exhibit E to the Code of Ethics that he or she has received and reviewed the Firm’s Code of Ethics and that he or she has read and understands the Code and agrees to comply with it.

8.	Confidential Information

All information about securities transactions in Client portfolios, actual or contemplated, is confidential. All persons must refrain from disclosing any securities transaction, investment strategies, research or other information regarding the Firm’s operations to anyone not associated with the Firm.

Generally, the Firm’s operations should not be discussed outside the Firm or with anyone other than Supervised Persons. Supervised Persons must not disclose securities transactions, actual or contemplated, or the contents of any written or oral communication, study, report or opinion concerning any security to any third party.

Information about Clients is similarly confidential and subject to Policy 5.4.1. Supervised Persons must maintain the confidentiality of all Client information of any nature.

9.	Administration of Code

The CCO is responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code are subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO, and shall be reported to the board of directors at the next regular meeting. The CCO will take whatever action he/she deems necessary with respect to any officer, director, or employee of the Firm who violates any provision of this Code.

The CCO will designate another responsible person to review the CCO’s securities transactions and to undertake such other matters with respect to the CCO under this Code. This designation as to the person and dates will be maintained in the Firm’s compliance files under this Code. This designated person will have access to any information and other matters necessary to perform the duties so designated.

10.	Code Revisions

Any material changes to the Code must be approved by a majority of interest of Class A Members of the Firm and submitted to the Board of Directors or Board of Trustees of any RIC Braddock advises for approval within six months of such change.

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11.	Recordkeeping Requirements

Braddock will maintain records, at its principal place of business, of records generated under this Code as required under Chapter 6 of the Firm’s Compliance Manual.

12.	Condition of Employment or Service

All persons shall conduct themselves at all times in the best interests of the Firm. Compliance with the Code is a condition of employment or continued affiliation with the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Supervised Persons must certify, in the form attached to this Code as Exhibit E, upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

*        *        *        *        *

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EXHIBIT A:
ACCESS PERSONS

Access Person	Hire Date	Termination Date
CURRENT EMPLOYEES:
Harvey Allon	1/1/1994
David Allon	3/1/2001
Toby Giordano	5/16/2005
Ken Glickstein	8/1/2006
Jane Held	12/20/17 (1)
Mike Hoynoski	6/14/2018
Melanie Nun	5/1/2018
Tom Plisko	2/24/2003
Garrett Tripp	7/22/2003
FORMER EMPLOYEES:
Emily Bernard	10/1/2011	5/6/2016
Greg Seals	2/1/2013	1/27/2017
Tomi Winnig	5/6/2014	5/1/2017
Kayley Spaulding	10/14/2013	12/29/2017
Dan Resnick	5/18/2011	5/18/2018
Matt Talkington	4/29/2005	2/1/2019

Notes:

(1)	Jane Held was hired by Braddock prior to this date, but this is the date on which her responsibilities changed such that she became categorized as an Access Person.

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EXHIBIT B:
INITIAL REPORTING FORM

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Code of Ethics of Braddock Financial, please provide a list of all securities in which you have any Beneficial Ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

In accordance with the Code of Ethics of Braddock Financial, please provide a list of all securities accounts in which you have any Beneficial Ownership.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and account in which I have any Beneficial Ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	No	Yes

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EXHIBIT C:
ANNUAL REPORTING FORM

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Code of Ethics of Braddock Financial please provide a list of all securities in which you have any Beneficial Ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

In accordance with the Code of Ethics of Braddock Financial please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

Use additional sheets as necessary.

I certify that this form fully discloses all of the securities and accounts in which I have any Beneficial Ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	No	Yes

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EXHIBIT D:
QUARTERLY TRANSACTION REPORT

Name of Access Person:

Quarter:

Date Submitted:

TRANSACTIONS

Must cover all transactions of reportable securities during the calendar quarter for which Access Person has a direct or indirect beneficial ownership, subject to certain exceptoins.* List transactions below or attach trade statements hereto.

Trade Date and Transaction	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

*	Reportable securities does not include U.S. government obligations; bankers acceptances, certificates of deposit, commercial paper, high quality short-term instruments (including repurchase agreements); money market funds; shares of open-end mutual funds that are not managed or underwritten by Braddock or certain of its affiliates; and certain unit investment trusts that invest solely in open-end mutual funds that are not managed or underwritten by Braddock or certain of its affiliates; 529 Plans; transactions effected pursuant to an automatic investment plan; and securities held in accounts over which the access person had no direct or indirect influence or control.

[  ] I have no reportable securities holdings. (check only if you have no reportable securities holdings).

[  ] I have made no reportable securities transactions this quarter. (check only if you have made no reportable securities transactions this quarter).

I hereby certify that the information contained in this Quarterly Transactions Report is accurate and that listed above or attached hereto are all transactions for the calendar quarter ended __________________ of reportable securities with respect to which I have a direct or indirect beneficial ownership.

By:

Name

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EXHIBIT E:

INITIAL AND ANNUAL ACKNOWLEDGEMENT & CERTIFICATION FORM

I acknowledge that I have read the Code of Ethics of Braddock Financial (a copy of which has been supplied to me that I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Name

Date	Signature

[  ] CCO to check this box if this form is completed as an initial acknowledgement.

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